Ioanis Jorgali, Investors 629.213.6139 ioanis.jorgali@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FOURTH QUARTER RESULTS
GAAP Diluted Net Income of $0.90 per Unit
Adjusted Diluted Net Income of $0.96 per Unit
Cash Distribution of $0.96 per Unit

Nashville, TN, February 5, 2026 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter and year ended December 31, 2025.
“2025 marked a year of disciplined execution and strategic progress for AllianceBernstein as we broadened our platform and deepened client relationships,” said Seth Bernstein, CEO of AllianceBernstein. “Against a volatile macro backdrop weighing on client sentiment and net flows, we closed the year with a record $867 billion in assets under management and delivered targeted organic growth across structurally growing areas including ultra-high-net-worth, insurance, SMAs, active ETFs, and private markets. While firmwide active net flows turned negative in 2025, with $9.4 billion net outflows driven primarily by $22.5 billion net redemptions in active equities, we accomplished more than $140 billion sales during the year. In active fixed income, our market‑leading tax‑exempt platform generated $11.6 billion net inflows in 2025, offsetting $9.1 billion taxable net outflows. Alternatives/multi-asset registered $10.6 billion active net inflows, lifting private markets AUM to $82 billion, up 18% year over year, and keeping us on track for our 2027 target of $90–$100 billion. Full-year 2025 adjusted base management fees grew 5% versus prior-year. Adjusted operating income grew 4% and operating margins expanded 140 basis points to 33.7% in 2025. Full-year adjusted earnings per unit grew 2% and unitholder distributions increased 4% versus prior-year.”

(US $ Thousands except per Unit amounts)	Q4 2025	Q4 2024	% Change	2025	2024	% Change

U.S. GAAP Financial Measures
Net revenues	$1,223,991	$1,257,556	(2.7)%	$4,530,652	$4,475,139	1.2%
Operating income	$308,534	$317,507	(2.8)%	$1,050,475	$1,124,073	(6.5)%
Operating margin	25.1%	25.0%	10 bps	23.0%	24.7%	(170) bps
AB Holding EPU	$0.90	$0.94	(4.3)%	$2.97	$3.71	(19.9)%

Adjusted Financial Measures[1]
Net revenues	$957,307	$973,294	(1.6)%	$3,524,626	$3,528,398	(0.1%)
Operating income	$329,947	$354,379	(6.9)%	$1,188,026	$1,140,144	4.2%
Operating margin	34.5%	36.4%	(190) bps	33.7%	32.3%	140 bps
AB Holding EPU	$0.96	$1.05	(8.6)%	$3.33	$3.25	2.5%
AB Holding cash distribution per Unit	$0.96	$1.05	(8.6)%	$3.38	$3.26	3.7%

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$866.9	$792.2	9.4%	$866.9	$792.2	9.4%
Average AUM	$865.1	$801.0	8.0%	$826.0	$768.5	7.5%
1 The adjusted financial measures represent non-GAAP financial measures. See page 14-15 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 16-18 for notes describing the adjustments.

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Bernstein elaborated: "Retail demand softened in 2025, interrupting two years of consecutive organic growth, with the channel posting $9.1 billion net outflows. Active equity net outflows totaled $11.8 billion while taxable fixed income recorded $5.5 billion net outflows, driven by overseas redemptions. Tax-exempt fixed income extended its record of uninterrupted organic inflows to 13 consecutive years, growing 23% organically in 2025. Retail alternatives/multi-asset attracted $1.4 billion net inflows, supported by continued traction in Asia-Pacific. Institutional demand improved versus prior-year, with net outflows of $4.6 billion in 2025, or $0.6 billion excluding the RGA-EQH reinsurance transaction. Institutional alternatives/multi-asset registered $7.9 billion net inflows, reflecting accelerated private markets deployments and helping offset net redemptions across other asset classes. Our institutional pipeline AUM stood at $19.7 billion and is positioned to grow by an additional $3 billion as we expand our strategic insurance partnerships. We also continue to strengthen our partnership with Equitable as we expand our commercial mortgage loan capabilities and expect to onboard more than $10 billion of incremental general account assets by the end of 2026. Bernstein Private Wealth delivered its fifth consecutive year of positive flows, generating $2.4 of net inflows and 6% net-new-asset growth in 2025, driven by record advisor productivity and continued market share gains within the ultra-high-net-worth client channel."
In conclusion, Bernstein remarked, "With a constructive 2026 growth backdrop but elevated political and macroeconomic uncertainty, we remain focused on high-quality security selection and disciplined capital deployment. Supported by our long‑term perspective, increasingly diversified business mix, and proven execution capabilities, we are confident in our ability to capture compelling opportunities and deliver durable value for clients, unitholders, and stakeholders."

The firm’s cash distribution per Unit of $0.96 is payable on March 12, 2026, to holders of record of AB Holding Units at the close of business on February 20, 2026.
Market Performance
Global equity and fixed income markets were up for the fourth quarter and up for the full year of 2025.

	4Q 2025	2025
S&P 500 Total Return	2.7%	17.9%
MSCI EAFE Total Return	4.9	31.9
Bloomberg Barclays US Aggregate Return	1.1	7.3
Bloomberg Barclays Global High Yield Index	2.4	10.0

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Assets Under Management ($ Billions)
Total assets under management as of December 31, 2025 were $866.9 billion, up $6.8 billion, or 0.8%, from September 30, 2025, and up $74.7 billion, or 9.4%, from December 31, 2024.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 12/31/25	$354.2	$356.4	$156.3	$866.9
Net Flows for Three Months Ended 12/31/25:
Active	$(1.2)	$(2.6)	$0.0	$(3.8)
Passive	(0.7)	(0.9)	0.7	$(0.9)
Total	$(1.9)	$(3.5)	$0.7	$(4.7)

Net Flows for Twelve Months Ended 12/31/25:
Active	$(3.9)	$(5.5)	$0.0	$(9.4)
Passive	(0.7)	(3.6)	2.4	$(1.9)
Total	$(4.6)	$(9.1)	$2.4	$(11.3)

Total net outflows were $4.7 billion in the fourth quarter versus net outflows of $2.3 billion in the third quarter, and net outflows of $4.8 billion in the prior year fourth quarter. Total net outflows were $11.3 billion for the full year of 2025 versus net outflows of $2.2 billion in the prior year.
Institutional channel fourth quarter net outflows of $1.9 billion compared to net outflows of $1.8 billion in the third quarter. Institutional gross sales of $4.5 billion decreased sequentially from $14.0 billion. Full year 2025 net outflows of $4.6 billion compared to net outflows of $16.5 billion in the prior year. Full year 2025 gross sales of $26.7 billion increased from $13.0 billion in the prior year.
Retail channel fourth quarter net outflows of $3.5 billion compared to net outflows of $1.7 billion in the third quarter. Retail gross sales of $22.5 billion decreased sequentially from $22.6 billion. Full year 2025 net outflows of $9.1 billion compared to net inflows of $13.4 billion in the prior year. Full year 2025 gross sales of $90.2 billion decreased from $99.9 billion in the prior year.
Private Wealth channel fourth quarter net inflows of $0.7 billion compared to net inflows of $1.2 billion in the third quarter. Private Wealth gross sales of $6.7 billion increased sequentially from $5.8 billion. Full year 2025 net inflows of $2.4 billion compared to net inflows of $0.9 billion in the prior year. Full year 2025 gross sales of $23.1 billion increased from $20.8 billion in the prior year.

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Fourth Quarter and Full Year Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Fourth quarter 2025 net revenues of $1.2 billion decreased 3% from $1.3 billion in the fourth quarter of 2024. The decrease was primarily due to lower performance-based fees, partially offset by higher investment advisory base fees and higher distribution revenues.
Full year 2025 net revenues of $4.5 billion increased 1% from 2024. The increase was primarily due to higher investment advisory base fees and higher distribution revenues, partially offset by the Bernstein Research Services deconsolidation, lower performance-based fees and higher investment losses.
Expenses
Fourth quarter 2025 operating expenses of $915 million decreased 3% from the $940 million in the fourth quarter of 2024. The decrease was driven by lower employee compensation and benefits expense and general and administrative ("G&A") expense, partially offset by higher promotion and servicing expense. Employee compensation and benefits expense decreased primarily due to lower incentive compensation, partially offset by higher base compensation, commissions and fringe benefits. G&A expenses decreased primarily due to prior period settlement losses related to the retirement plan in 2024, lower charitable contributions, lower office and related expenses, partially offset by higher professional fees. Promotion and servicing expense increased due to higher distribution related payments and amortization of deferred sales commissions, partially offset by lower transfer fees.
Full year 2025 operating expenses of $3.5 billion increased 4% from the $3.4 billion in 2024. The increase was primarily driven by a prior period contingent payment arrangement gain and higher promotion and servicing expense, partially offset by lower G&A expense, lower employee compensation and benefits expense and lower interest on borrowings. The prior period contingent payment arrangement gain was recognized in connection with the fair value adjustment related to our contingent payment liability associated with our acquisition of AB CarVal in 2022. Promotion and servicing expense increased due to higher distribution related payments and higher amortization of deferred sales commissions, partially offset by lower trade execution and clearance costs resulting from the Bernstein Research Services deconsolidation. G&A expenses decreased primarily due to lower office-related expense driven by our early exit from our previous New York office location in 2024, and lower professional fees, partially offset by a one time gain in the prior year related to the recognition of a $20.8 million incentive grant received in connection with our headquarters relocation to Nashville, Tennessee, a retirement plan settlement loss and an AB Funds reimbursement expense related to a disputed billing practice of a third-party service provider. Employee compensation and benefits expense decreased primarily due to lower incentive compensation and lower base compensation, partially offset by higher commissions.
Operating Income and Net Income Per Unit
Fourth quarter 2025 operating income of $309 million decreased 3% from $318 million in the fourth quarter of 2024 and operating margin of 25.1% increased 10 basis points from 25.0% in the fourth quarter of 2024.
Full year 2025 operating income of $1.1 billion decreased 7% from 2024, and operating margin of 23.0% decreased 170 basis points from 24.7% in 2024.
Fourth quarter 2025 net income per Unit was $0.90 as compared to $0.94 in the fourth quarter of 2024.
Full year 2025 net income per Unit was $2.97 as compared to $3.71 in 2024.

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Non-GAAP Earnings
This section discusses our fourth quarter and full year 2025 non-GAAP financial results, compared to the fourth quarter and full year 2024 financial results. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
Fourth quarter 2025 adjusted net revenues of $957 million decreased 2% from $973 million in the fourth quarter of 2024. The decrease is primarily due to lower performance-based fees and lower investment gains, partially offset by higher investment advisory base fees.
Full year 2025 adjusted net revenues of $3.5 billion remained flat from 2024. Investment advisory base fees increased, offset by decreases in Bernstein Research Services revenue due to the deconsolidation, performance-based fees, investment gains, net dividend and interest income and other revenues.
Adjusted Expenses
Fourth quarter 2025 adjusted operating expenses of $627 million increased by 1% from $619 million in the fourth quarter of 2024. The increase was primarily driven by higher employee compensation and benefits expense. Employee compensation and benefit expense increased due to higher base compensation, commissions and fringe benefits, partially offset by lower incentive compensation.
Full year 2025 adjusted operating expenses of $2.3 billion decreased by 2% from $2.4 billion in 2024. The decrease was driven by lower G&A and promotion and servicing expense, partially offset by higher employee compensation and benefits expense. G&A decreased primarily due to lower office-related expense primarily driven by our early exit from our previous New York office location in 2024, lower portfolio services and related expenses and lower other taxes, partially offset by a prior year recognition of a $20.8 million incentive grant received in connection with our headquarters relocation to Nashville, Tennessee. Promotion and servicing expenses decreased primarily due to lower trade execution costs driven by the Bernstein Research Services deconsolidation. Employee compensation and benefit expense increased due to higher commissions, partially offset by lower incentive compensation and base compensation.
Adjusted Operating Income, Margin and Net Income Per Unit
Fourth quarter 2025 adjusted operating income of $330 million decreased 7% from $354 million in the fourth quarter of 2024. Adjusted operating margin of 34.5% decreased 190 basis points from 36.4%.
Full year 2025 adjusted operating income of $1.2 billion increased 4% from $1.1 billion in 2024. Adjusted operating margin of 33.7% increased 140 basis points from 32.3%.
Fourth quarter 2025 adjusted net income per Unit was $0.96 as compared to $1.05 in the fourth quarter of 2024.
Full year adjusted net income per Unit was $3.33 as compared to $3.25 in 2024.

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Headcount
As of December 31, 2025, we had 4,468 employees as compared with 4,341 employees as of December 31, 2024. Headcount was 4,457 as of September 30, 2025.
Unit Repurchases

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(in millions)
Total amount of AB Holding Units Purchased/Retained(1)	2.8	2.4	4.1	4.5
Total Cash Paid for AB Holding Units Purchased/Retained(1)	$114.3	$84.5	$162.1	$156.2
Open Market Purchases of AB Holding Units Purchased(1)	0.8	—	1.9	1.8
Total Cash Paid for Open Market Purchases of AB Holding Units(1)	$29.8	$—	$72.1	$60.1
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Fourth Quarter 2025 Earnings Conference Call Information
Management will review Fourth Quarter 2025 financial and operating results during a conference call beginning at 7:30 a.m. (CT) on Thursday, February 5, 2026. The conference call will be hosted by Seth Bernstein, Chief Executive Officer; Tom Simeone, Chief Financial Officer; and Onur Erzan, President.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of fourth quarter 2025 financial and operating results on February 5, 2026.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.
Availability of 2025 Form 10-K
Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2025, available on February 12, 2026, in either electronic format or hard copy on www.alliancebernstein.com:
•Download Electronic Copy: Unitholders can download an electronic version of the report by visiting the “Investor & Media Relations” page of our website at www.alliancebernstein.com/investorrelations and clicking on the “Reports & SEC Filings” section.
•Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge. Unitholders with internet access can follow the above instructions to order a hard copy electronically. Unitholders without internet access, or who would prefer to order by phone, can call 615-622-0000.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2025, available on February 12, 2026. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2025, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 31.1% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 68.3% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	Q4 2025	Q4 2024	% Change

GAAP revenues:
Base fees	$870,809	$829,296	5.0%
Performance fees	87,374	168,725	(48.2%)
Distribution revenues	210,400	198,859	5.8%
Dividends and interest	33,936	37,872	(10.4%)
Investments gains	238	1,912	(87.6%)
Other revenues	35,848	38,662	(7.3%)
Total revenues	1,238,605	1,275,326	(2.9%)
Less: broker-dealer related interest expense	14,614	17,770	(17.8%)
Total net revenues	1,223,991	1,257,556	(2.7%)

GAAP operating expenses:
Employee compensation and benefits	479,574	500,778	(4.2%)
Promotion and servicing
Distribution-related payments	206,574	197,310	4.7%
Amortization of deferred sales commissions	21,331	17,831	19.6%
Trade execution, marketing, T&E and other	48,372	47,902	1.0%
General and administrative	142,875	159,764	(10.6%)
Contingent payment arrangements	43	(1,066)	n/m
Interest on borrowings	5,503	6,370	(13.6%)
Amortization of intangible assets	11,185	11,160	0.2%
Total operating expenses	915,457	940,049	(2.6%)
Operating income	308,534	317,507	(2.8%)
Income taxes	15,033	14,755	1.9%
Net income	293,501	302,752	(3.1%)
Net income of consolidated entities attributable to non-controlling interests	1,541	2,975	(48.2%)
Net income attributable to AB Unitholders	$291,960	$299,777	(2.6%)

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	Q4 2025	Q4 2024	% Change

Equity in Net Income Attributable to AB Unitholders	$89,761	$116,589	(23.0%)
Income Taxes	7,957	11,155	(28.7%)
Net Income	81,804	105,434	(22.4%)
Net Income per Unit	$0.90	$0.94	(4.3%)
Distribution per Unit	$0.96	$1.05	(8.6%)

Units Outstanding	Q4 2025	Q4 2024	% Change
AB L.P.
Period-end	293,508,421	292,107,907	0.5%
Weighted average - basic	291,888,777	286,218,616	2.0%

AB Holding L.P.
Period-end	92,284,367	110,530,329	(16.5%)
Weighted average - basic	90,664,000	112,735,281	(19.6%)

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)

(US $ Thousands)	2025	2024	% Change
GAAP revenues:
Base fees	$3,346,239	3,171,175	5.5%
Performance fees	185,251	270,964	(31.6)%
Bernstein research services[1]	—	96,222	n/m
Distribution revenues	818,444	726,670	12.6%
Dividends and interest	140,368	165,313	(15.1)%
Investments (losses) gains	(30,846)	(13,486)	(128.7)%
Other revenues	134,192	142,794	(6.0)%
Total revenues	4,593,648	4,559,652	0.7%
Less: broker-dealer related interest expense	62,996	84,513	(25.5)%
Total net revenues	4,530,652	4,475,139	1.2%

GAAP operating expenses:
Employee compensation and benefits	1,790,452	1,801,767	(0.6)%
Promotion and servicing
Distribution-related payments	813,188	742,429	9.5%
Amortization of deferred sales commissions	83,514	57,983	44.0%
Trade execution, marketing, T&E and other	162,611	182,146	(10.7)%
General & administrative	557,032	599,215	(7.0)%
Contingent payment arrangements	191	(121,896)	n/m
Interest on borrowings	28,271	43,509	(35.0)%
Amortization of intangible assets	44,918	45,913	(2.2)%
Total operating expenses	3,480,177	3,351,066	3.9%

Operating income	1,050,475	1,124,073	(6.5)%
Gain on divestiture	—	134,555	n/m
Non-operating income	—	134,555	n/m
Pre-tax income	1,050,475	1,258,628	(16.5)%
Income taxes	61,600	65,143	(5.4)%

Net income	988,875	1,193,485	(17.1)%

Net income of consolidated entities attributable to non-controlling interests	6,386	20,238	(68.4)%

Net income attributable to AB Unitholders	$982,489	$1,173,247	(16.3)%

1 On April 1, 2024, AB and Societe Generale, a leading European bank, completed their transaction to form a jointly owned equity research provider and cash equity trading partner for institutional investors. AB deconsolidated the Bernstein Research Services business and contributed the business to the joint venture.

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2025	2024	% Change
Equity in Net Income Attributable to AB Unitholders	$332,756	$461,949	(28.0)%
Income Taxes	32,920	38,575	(14.7)%
Net Income	299,836	423,374	(29.2)%
Net Income per Unit	$2.97	$3.71	(19.9)%
Distribution per Unit	$3.38	$3.26	3.7%

Units Outstanding	2025	2024	% Change
AB L.P.
Period-end	293,508,421	292,107,907	0.5%
Weighted average - basic	292,063,403	286,618,229	1.9%
AB Holding L.P.
Period-end	92,284,367	110,530,329	(16.5)%
Weighted average - basic	101,068,941	114,124,881	(11.4)%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2025
(US $ Billions)
Ending and Average	Three Months Ended
	12/31/25	9/30/25
Ending Assets Under Management	$866.9	$860.1
Average Assets Under Management	$865.1	$840.8

Three-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$351.4	$356.2	$152.5	$860.1

Sales/New accounts	4.5	22.5	6.7	33.7
Redemption/Terminations	(3.6)	(23.0)	(6.0)	(32.6)
Net Cash Flows	(2.8)	(3.0)	—	(5.8)
Net Flows	(1.9)	(3.5)	0.7	(4.7)
Market Appreciation	4.7	3.7	3.1	11.5
End of Period	$354.2	$356.4	$156.3	$866.9

Three-Month Changes by Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Alternatives/Multi-Asset Solutions (2)	Total
Beginning of Period	$281.3	$77.3	$214.3	$85.8	$10.1	$191.3	$860.1
Sales/New accounts	11.8	0.7	8.6	7.3	—	5.3	33.7
Redemption/Terminations	(15.5)	(0.9)	(10.2)	(3.8)	(0.5)	(1.7)	(32.6)
Net Cash Flows	(3.9)	(0.8)	(0.4)	0.4	0.1	(1.2)	(5.8)
Net Flows	(7.6)	(1.0)	(2.0)	3.9	(0.4)	2.4	(4.7)
Market Appreciation	4.3	2.0	0.8	1.1	—	3.3	11.5
End of Period	$278.0	$78.3	$213.1	$90.8	$9.7	$197.0	$866.9

Three-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(7.6)	$(1.0)	$(8.6)
Fixed Income	1.9	(0.4)	1.5
Alternatives/Multi-Asset Solutions (2)	1.9	0.5	2.4
Total	$(3.8)	$(0.9)	$(4.7)

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2025
(US $ Billions)
Ending and Average	Twelve Months Ended
	12/31/25	12/31/24
Ending Assets Under Management	$866.9	$792.2
Average Assets Under Management	$826.0	$768.5

Twelve-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$321.4	$334.3	$136.5	$792.2
Sales/New accounts	26.7	90.2	23.1	140.0
Redemption/Terminations	(12.6)	(87.5)	(20.7)	(120.8)
Net Cash Flows	(18.7)	(11.8)	—	(30.5)
Net Flows	(4.6)	(9.1)	2.4	(11.3)
Transfers	0.4	(0.1)	(0.3)	—
Market Appreciation	37.0	31.3	17.7	86.0
End of Period	$354.2	$356.4	$156.3	$866.9

Twelve-Month Changes by Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Alternatives/Multi-Asset Solutions (2)	Total
Beginning of Period	$263.4	$68.3	$209.3	$76.2	$10.3	$164.7	$792.2
Sales/New accounts	44.2	4.4	45.8	26.6	0.2	18.8	140.0
Redemption/Terminations	(55.7)	(2.9)	(40.6)	(15.4)	(0.7)	(5.5)	(120.8)
Net Cash Flows	(11.0)	(3.0)	(14.3)	0.4	(0.7)	(1.9)	(30.5)
Net Flows	(22.5)	(1.5)	(9.1)	11.6	(1.2)	11.4	(11.3)
Transfers	0.5	(0.5)	—	—	—	—	—
Market Appreciation	36.6	12.0	12.9	3.0	0.6	20.9	86.0
End of Period	$278.0	$78.3	$213.1	$90.8	$9.7	$197.0	$866.9

Twelve-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (2)	Total
Equity	$(22.5)	$(1.5)	$(24.0)
Fixed Income	2.5	(1.2)	$1.3
Alternatives/Multi-Asset Solutions (3)	10.6	0.8	$11.4
Total	$(9.4)	$(1.9)	$(11.3)

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$278.7	$215.3	$152.9	$646.9
Non-U.S. Clients	75.5	141.1	3.4	220.0
Total	$354.2	$356.4	$156.3	$866.9

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended					Twelve Months Ended
(US $ Thousands, unaudited)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024	2025	2024

Net Revenues, GAAP basis	$1,223,991	$1,137,147	$1,088,907	$1,080,607	$1,257,556	$4,530,652	$4,475,139
Exclude:
Distribution-related adjustments:
Distribution revenues	(210,400)	(210,658)	(198,367)	(199,020)	(198,859)	(818,444)	(726,670)
Investment advisory services fees	(17,494)	(18,642)	(20,297)	(21,796)	(16,281)	(78,229)	(73,737)
Pass through adjustments:
Investment advisory services fees	(17,680)	(13,970)	(13,659)	(12,756)	(42,364)	(58,069)	(81,622)
Other revenues	(17,510)	(15,433)	(15,203)	(15,835)	(18,742)	(63,979)	(68,939)
Impact of consolidated company-sponsored investment funds	(1,886)	(7,059)	2,295	85	(1,126)	(6,565)	(17,974)
Incentive compensation-related items	(1,059)	(2,404)	(9,821)	856	(8,058)	(12,428)	(14,410)
Equity loss on investment	3,450	16,162	13,371	6,073	1,168	39,056	36,611
(Gain) on other equity method investments	(4,105)	(471)	(2,792)	—	—	(7,368)	—
Adjusted Net Revenues	$957,307	$884,672	$844,434	$838,214	$973,294	$3,524,626	$3,528,398

Operating Income, GAAP basis	$308,534	$283,477	$222,094	$236,369	$317,507	$1,050,475	$1,124,073
Exclude:
Real estate	—	—	—	—	(206)	—	(825)
Incentive compensation-related items	(554)	1,214	1,284	258	(198)	2,201	2,391
EQH award compensation	229	344	426	246	291	1,246	1,088
Retirement plan settlement (gain) loss	—	(2,442)	(581)	20,756	13,130	17,733	13,130
Acquisition-related expenses (income)	18,431	12,545	13,224	12,803	19,292	57,002	(59,595)
Equity loss on JVs	3,450	16,162	13,371	6,073	1,168	39,056	36,611
(Gain) loss on other equity method investments	(4,105)	(471)	(2,792)	—	—	(7,368)	—
AB Funds reimbursement (income) expense	—	(8,500)	14,296	—	—	5,796	—
Interest on borrowings	5,503	7,167	8,463	7,138	6,370	28,271	43,509
Sub-total of non-GAAP adjustments	22,954	26,019	47,691	47,274	39,847	143,937	36,309
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	1,541	7,129	(3,179)	895	2,975	6,386	20,238
Adjusted Operating Income	$329,947	$302,367	$272,964	$282,748	$354,379	$1,188,026	$1,140,144
Operating Margin, GAAP basis excl. non-controlling interests	25.1%	24.3%	20.7%	21.8%	25.0%	23.0%	24.7%
Adjusted Operating Margin	34.5%	34.2%	32.3%	33.7%	36.4%	33.7%	32.3%

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AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended					Twelve Months Ended
($ Thousands except per Unit amounts, unaudited)	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024	2025	2024
Net Income - GAAP basis	$81,804	$73,751	$70,248	$74,034	$105,434	$299,836	$423,374
Impact on net income of AB non-GAAP adjustments	5,129	5,695	13,630	14,128	12,465	37,020	(52,531)
Adjusted Net Income	$86,933	$79,446	$83,878	$88,162	$117,899	$336,856	$370,843
Net Income per Holding Unit, GAAP basis	$0.90	$0.79	$0.64	$0.67	$0.94	$2.97	$3.71
Impact of AB non-GAAP adjustments	0.06	0.07	0.12	0.13	0.11	0.36	(0.46)
Adjusted Net Income per Holding Unit	$0.96	$0.86	$0.76	$0.80	$1.05	$3.33	$3.25

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. We also adjust for certain pass through costs associated with the transition of services to the JVs entered into with Societe Generale ("SocGen"). These amounts are expensed by us and passed to the JVs for reimbursement.These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

We also adjust net revenues to exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JVs and reinsurance sidecars, as we don't consider this activity part of our core business operations and these investments generate non-cash volatility which distort core earnings performance. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) retirement plan settlement (gain) loss, (5) acquisition-related expenses (income), (6) income (loss) related to our equity method investments, (7) AB Funds reimbursement (income) expense, (8) interest on borrowings and (9) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However,

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beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.
The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The (gains) losses associated with the termination of our defined benefit retirement plan are non-cash, short term in nature and not considered a part of our core operating results when comparing financial results from period to period.
Acquisition-related expenses (income) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses (income) include professional fees, the recording of changes in estimates or fair value remeasurements to, and accretion expense related to, our contingent payment arrangements associated with our acquisitions, certain compensation-related expenses and amortization of intangible assets for contracts acquired. During the three months ended September 30, 2024 we recognized a gain of $128.5 million in the condensed consolidated statement of income related to a fair value adjustment of the contingent payment liability associated with our acquisition of AB Carval in 2022. The fair value adjustment was due to updated assumptions of future performance associated with the liability.
We also adjust operating income to exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JVs and reinsurance sidecars, as we don't consider this activity part of our core business operations and these investments generate non-cash volatility which distort core earnings performance. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted operating income.
During the first quarter of 2025, we identified an error in the billing practices of a third-party service provider, who had over billed certain AB mutual funds for omnibus account services, sub-accounting services, and related transfer agency expenses in prior years. In the second quarter, at the request of the mutual fund Board, AB agreed to reimburse the affected funds for the entirety of the overpayment plus interest. During the third quarter, we resolved this matter with the service provider and recovered a portion of the overbilled amounts. We have adjusted operating income to exclude these amounts. We believe adjusting for these costs is useful for our investors and other users of our financial statements as such presentation appropriately reflects the non-core nature of this expenditure or recovery.
We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

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Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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